As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-260690

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement

Registration No. 333-260690

UNDER
THE SECURITIES ACT OF 1933

Volta Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2728007
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

155 De Haro Street
San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Volta Inc. 2021 Equity Incentive Plan

Volta Inc. 2021 Employee Stock Purchase Plan

Volta Inc. Founder Incentive Plan

(Full Title of the Plans)

William Cooper

Volta Inc.
Deputy General Counsel
155 De Haro Street
San Francisco, CA 94103

(Name and address of agent for service)

(888) 264-2208

(Telephone number, including area code, of agent for service)

With a copy to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue, New York, NY 10022

(212) 848-7171 (Telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Volta Inc., a Delaware corporation (the “Registrant”), deregisters all shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the Registration Statement on Form S-8 (No. 333-260690) (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of 45,187,241 Shares under the Registrant’s 2021 Equity Incentive Plan the (the “2021 Plan”), 3,715,944 Shares under the Registrant’s 2021 Employee Stock Purchase Plan and 10,500,000 Shares under the Founder Incentive Plan, and 135,922 Shares under the Registrant’s 2014 Equity Incentive Plan, adopted December 15, 2014 and amended December 26, 2018 prior to being amended, restated and re-named into the 2021 Plan.

Effective as of March 31, 2023, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, Shell USA, Inc. and SEV Subsidiary, Inc., dated as of January 17, 2023, SEV Subsidiary, Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned subsidiary of Shell USA, Inc. (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s Shares pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statement, all Shares registered under the Registration Statement that were registered for issuance but remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2023.

VOLTA INC.

By:	/s/ Brandt Hastings
	Name:	Brandt Hastings
	Title:	President

NOTE: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

2